Exhibit 99.6

Consent as Designee to Good Works Acquisition Corp.’s Board of Directors

In connection with the filing by Good Works Acquisition Corp. (the “Registrant”) of the registration statement on Form S-4 with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the registration statement and any and all amendments and supplements thereto as a member of the board of directors of the Registrant following the consummation of the business combination involving Cipher Mining Technologies Inc. and the Registrant. I also consent to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

Dated: May 14, 2021

By:	/s/ Wesley Williams
Signature